Exhibit 4.2

Bridgepoint Education, Inc.

Limited Waiver of Underwriting Agreement

August 19, 2009

Bridgepoint Education, Inc.

13500 Evening Creek Drive North, Suite 600

San Diego, California 92128

Re:          Limited Waiver of Bridgepoint Education, Inc. Underwriting Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Underwriting Agreement (the “Agreement”) entered into on April 14, 2009, by and among Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., as representatives (together, the “Representatives”), William Blair & Company, BMO Capital Markets, Piper Jaffray and Signal Hill, Bridgepoint Education, Inc. (the “Company”) and, certain stockholders of the Company, in connection with the initial public offering (the “IPO”) of the Common Stock of the Company.  Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Pursuant to Section 5(k) of the Agreement, the Company has agreed, among other things, not to directly or indirectly take any of the following actions with respect to its Securities or any securities convertible into or exchangeable or exercisable for any of its Securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act, or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, in each case without the prior written consent of the Representatives, during the Lock-up Period.

The Representatives hereby waive the Lock-up Period of the Agreement solely as it relates to subsection (v) above, and public disclosure related thereto.

Except to the extent, and only to the extent, so modified by this Limited Waiver of Underwriting Agreement, all terms, conditions and covenants contained in the Agreement and the documents related thereto shall remain in full force and effect, enforceable in accordance with their terms.  This Limited Waiver of Underwriting Agreement is effective only as to the matters expressly waived.  This Limited Waiver of Underwriting Agreement is intended for the benefit of, and may be relied upon by, the Company.

Very truly yours,

THE REPRESENTATIVES

Credit Suisse Securities (USA) LLC

By:	/s/ Hayes Smith

Name:	Hayes Smith

Title:	Director

J.P. Morgan Securities Inc.

By:	/s/ Alice Takhtajan

Name:	Alice Takhtajan

Title:	Vice President